Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Fourth Quarter and Full Year 2013 Results:

PITTSBURGH, PA – January 29, 2014 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Financial Highlights:

•	21% Year-Over-Year Revenue Growth;

•	Expansion of the Company’s Consultant-base for the 4th Consecutive Quarter;

•	23% Year-Over-Year Increase in Operating Profits from Continuing Operations.

Full Year 2013 Financial Highlights:

•	Record Earnings of $0.75 Per Diluted Share from Continuing Operations; Total Diluted Earnings Per Share of $0.88;

•	18% Year-Over-Year Revenue Growth;

•	Consultant-base Expansion of 17%;

•	57% Year-Over-Year Increase in Operating Profits from Continuing Operations.

Fourth Quarter Results:

Revenues from continuing operations for the fourth quarter of 2013 totaled $28.5 million and represented a 21% increase over the corresponding quarter last year. Gross profit from continuing operations in the fourth quarter of 2013 was $5.4 million compared to $4.5 million in the fourth quarter of 2012. Consolidated net income from continuing operations for the fourth quarter 2013 totaled $961,000 or $0.22 per diluted share, compared to $744,000 or $0.18 per diluted share, during the same period last year. The earnings per share numbers for both periods have been adjusted to reflect the Company’s November 2013 five-for-four stock split.

Demand for the Company’s staffing services was solid during the fourth quarter, despite some activity disruptions due to the holiday season. Accordingly, the Company was able to grow its billable consultant-base for the 4th consecutive quarter and nine of the last ten quarters. Gross margins from continuing operations in the fourth quarter of 2013 were 19.1%, in-line with gross margins reported a year earlier.

Commenting on the Company’s fourth quarter 2013 performance, Kevin Horner, Mastech’s Chief Executive Officer stated, “We are pleased to deliver financial results that included strong revenue growth, the continued expansion of our billable consultant-base and increases in operating profits. While income from operations grew at a respectable 23% in the fourth quarter of 2013 from a year earlier, these results included additional operating expenses related to the early vesting of equity shares via the attainment of performance targets and the decision to institute a year-end ‘appreciation bonus’ for our tenured employees, linked to and paid on the same day as we paid the $0.50 per share cash dividend to our shareholders. These incremental increases in operating expense during the quarter totaled $257,000 and impacted earnings by $0.04 per diluted share.”

Full Year Results:

Revenues from continuing operations for the full year 2013 totaled $106.9 million, or 18% higher than 2012 revenues of $90.8 million. Gross profit for 2013 was $20.1 million, which was approximately $3.0 million greater than the gross profit achieved in 2012. Consolidated net income from continuing operations for 2013 increased to $3.3 million or $0.75 per diluted share, compared to $2.1 million or $0.49 per diluted share one-year earlier. The earnings per share numbers for both 2013 and 2012 have been recast to reflect the Company recent five-for-four stock split.

Commenting on the Company’s full year performance, Mr. Horner said, “As we entered 2013, our financial objectives for the year included growing revenues by 1.5X our industry growth rate; maintaining existing gross margin levels on contract staffing assignments; leveraging our operating cost structure to improve operating margins; and to continue to return capital to our shareholders. I’m delighted to say that we were successful on all counts. It is clear to me that our unique business model and strong customer relationships are responsible for both our superior top-line and bottom-line growth performances in 2013. Additionally, we completed the strategic divestiture of our healthcare segment during the year, continued to drive incremental operational improvements in our core IT staffing business and rewarded our tenured employees with a special appreciation bonus.”

Commenting on the Company’s financial position, Jack Cronin, Mastech’s Chief Financial Officer, stated, “Despite returning $2.1 million of capital to our shareholders and investing in operating working capital levels during the year to support our revenue growth, we closed out the year essentially debt free, with access to approximately $15.4 million of capital under our existing credit facility. Our largest asset, accounts receivables, continues to be of high-quality, with no bad debt expense incurred during the year and a very positive ‘Days Sales Outstanding’ measurement of 48-days at December 31, 2013.”

In conjunction with its fourth quarter and full year earnings release, Mastech will host a conference call at 9:00 A. M. ET on January 29, 2014 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 5, 2014.

About Mastech Holdings, Inc.:

Leveraging the power of 27 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2012.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$424	$659
Accounts receivable, net	15,011	13,791
Prepaid and other current assets	822	788
Deferred income taxes	143	153

Total current assets	16,400	15,391
Equipment, enterprise software and leasehold improvements, net	174	249
Goodwill and intangible assets, net	—	429
Deferred financing costs, net	19	46
Non-current deposits	210	214
Deferred income taxes	248	91

Total assets	$17,051	$16,420

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$12	$2,610
Accounts payable	2,026	1,984
Accrued payroll and related costs	5,202	4,424
Deferred revenue and other liabilities	351	515

Total current liabilities	7,591	9,533
Total liabilities	7,591	9,533
Shareholders’ equity:
Common stock, par value $0.01 per share	50	39
Additional paid-in capital	11,924	11,036
Retained earnings	601	(1,081)
Accumulated other comprehensive income	16	8
Treasury stock, at cost	(3,131)	(3,115)

Total shareholders’ equity	9,460	6,887

Total liabilities and shareholders’ equity	$17,051	$16,420

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues	$28,483	$23,475	$106,901	$90,770
Cost of revenues	23,045	18,982	86,784	73,605

Gross profit	5,438	4,493	20,117	17,165
Selling, general and administrative expenses	3,913	3,250	14,815	13,794

Income from operations	1,525	1,243	5,302	3,371
Other income/(expense), net	(4)	(11)	(77)	(32)

Income from continuing operations before income taxes	1,521	1,232	5,225	3,339
Income tax expense	560	488	1,956	1,281

Net income from continuing operations	961	744	3,269	2,058
Net income (loss) from discontinued operations	—	(16)	536	81

Net Income	$961	$728	$3,805	$2,139

Earnings per share:
Basic:
Continuing operations	$0.23	$0.18	$0.78	$0.51
Discontinued operations	—	—	0.13	0.02

Total	$0.23	$0.18	$0.91	$0.53

Diluted:
Continuing operations	$0.22	$0.18	$0.75	$0.49
Discontinued operations	—	—	0.12	0.02

Total	$0.22	$0.18	$0.88	$0.51

Weighted average common shares outstanding:
Basic	4,223	4,020	4,193	4,075

Diluted	4,438	4,131	4,342	4,201